UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/01/2005

Municipal Mortgage & Equity, LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11981

Delaware	52-1449733
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

621 E. Pratt Street, Suite 300
Baltimore, MD 21202
(Address of principal executive offices, including zip code)

(443) 263-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

On November 1, 2005, MuniMae TE Bond Subsidiary, LLC ("TE Bond Sub"), a subsidiary of Municipal Mortgage & Equity, LLC (the "Company"), executed a purchase agreement relating to a private placement of rated preferred shares to qualified institutional buyers, which was consummated on November 4, 2005. The offering was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), by virtue of Section 4(2) of the Act as a transaction by an issuer not involving any public offering.

In the offering, TE Bond Sub issued $18.0 million of its 4.95% Series A-3 Cumulative Perpetual Preferred Shares, $2,000,000 liquidation preference per share, $16.0 million of its 5.125% Series A-4 Cumulative Perpetual Preferred Shares, $2,000,000 liquidation preference per share, $22.0 million of its 5.30% Series B-3 Subordinate Cumulative Perpetual Preferred Shares, $2,000,000 liquidation preference per share, $10.0 million of its 5.50% Series C-3 Cumulative Perpetual Preferred Shares, $1,000,000 liquidation preference per share, and $34.0 million of its 5.90% Series D Subordinate Cumulative Perpetual Preferred Shares, $2,000,000 liquidation preference per share. The net offering proceeds of approximately $97.7 million, after deduction of the initial purchaser's discount of $2,000,000 and other offering expenses, will be used to acquire investments that produce tax-exempt interest income and for general corporate purposes of TE Bond Sub, which may include the repayment of indebtedness of TE Bond Sub to an affiliated entity.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

99    Press release

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

Date: November 07, 2005	By:	/s/ William S. Harrison
William S. Harrison
Executive Vice President and Chief Financal Officer

Exhibit Index

Exhibit No.	Description
EX-99.	Press release